LICHTER, YU & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS

LOS ANGELES:
16133 VENTURA BOULEVARD
SUITE 520
ENCINO, CA 91436
(818) 789-0265 TELEPHONE
(818) 784-3292 FACSIMILIE

SAN DIEGO:
9191 TOWNE CENTRE DRIVE
SUITE 406
SAN DIEGO, CA 92122
(858) 320-2808 TELEPHONE
(858) 320-2828 FACSIMILIE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Digital Communication Group

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113228) pertaining to the 2004 Equity Incentive Plan of China Digital Communication Group of our report dated March 3, 2005, with respect to the consolidated financial statements of China Digital Communication Group included in this Annual Report (Form 10-KSB) for the year ended December 31, 2004.

Lichter, Yu & Associates

San Diego, California
March 30, 2005